EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 033-53935, 033-55207, 033-55845, 033-55211, 333-176869, and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Nos. 033-56604, 333-129009, 333-50225, 333-120022, and 333-121215 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 9, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2011.

/s/ SR Snodgrass, A.C.

Wexford, Pennsylvania

March 9, 2012